UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2008

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 26, 2008, Celera Corporation, referred to herein as Celera or the Company, entered into agreements with Abbott Molecular Inc. and Abbott Laboratories to revise the Restated Strategic Alliance Agreement between the parties dated January 9, 2006. Under the revised agreements, “alliance products” under the Restated Strategic Alliance Agreement revert to either Celera or Abbott. Celera will retain products such as the ViroSeq™ HIV-1 Genotyping System, products used for the detection of mutations in the CFTR gene, which cause cystic fibrosis, and analyte specific reagents, or ASRs, for the detection of mutations in the FMR-1 gene, which cause Fragile X Syndrome. Abbott will retain the m2000™ instrument and related assays. Under a new Distribution Agreement, Abbott Molecular will be the exclusive distributor for a specified group of the Company’s diagnostic products. A concurrent Royalty Agreement entered into with Abbott Laboratories provides for royalty payments by each party to the other with respect to product sales that are outside of the scope of the Distribution Agreement, including m2000 products. The Distribution Agreement and Royalty Agreement replace the Restated Strategic Alliance Agreement in its entirety and were structured to capture the equal sharing of value under the alliance agreement. The effective date of the agreements is October 1, 2008.

Distribution Agreement

The Distribution Agreement provides Abbott Molecular the right to purchase a specified group of products from Celera and act as Celera’s exclusive worldwide distributor for such products, including: the ViroSeq™ HIV-1 Genotyping System; products that are used for the detection of mutations in the CFTR gene; products that are used for detecting DNA sequences in human leukocyte antigen genes; ASRs for the detection of mutations in the FMR-1 gene; and ASRs for the detection of mutations in genes known to be involved in deep vein thrombosis. In addition, the Distribution Agreement provides that specified products under development at Celera, including the Company’s breast cancer gene expression panels, will be exclusively distributed by Abbott Molecular, if and when they are ready for commercialization.

Under the terms of the Distribution Agreement, Abbott Molecular will pay the Company a designated purchase price for each product, which purchase price will be trued-up quarterly based on an agreed upon split of final end-user sales. The Distribution Agreement requires Abbott Molecular to meet specified annual sales minimums beginning the third year after the effective date, and earlier in the event it commercializes products for the same indication as those covered by the Distribution Agreement but on a different instrument platform than those used with the Company’s products. In the event Abbott Molecular fails to meet any annual sales minimums, the Company has the right to terminate the Distribution Agreement according to agreed-upon procedures and notice requirements. The Distribution Agreement may also be terminated by either party upon a material breach by the other party that is not cured following 60 days’ written notice and upon specified insolvency events.

The Distribution Agreement has an initial term of five years and will automatically renew for two consecutive two-year periods unless a party terminates with not less than twelve months advance notice of the expiration of the initial term or the first renewal term, as applicable. The Distribution Agreement provides that Abbott Molecular will retain its exclusive distribution rights during any renewal period, except that Abbott Molecular will become a non-exclusive distributor in Europe following the initial term.

Royalty Agreement

The Royalty Agreement sets forth royalty obligations for Abbott Laboratories and Celera with respect to product sales that are outside of the scope of the Distribution Agreement.

The Royalty Agreement provides that Abbott pay Celera a royalty on sales of products that Abbott manufactures and sells for use on the m2000™ instrument. These products include reagents for measuring viral load of HIV-1and hepatitis B virus, reagents for measuring viral load and genotyping of hepatitis C virus, and reagents for detection of chlamydia, gonorrhea, human papillomavirus and methicillin-resistant Staphylococcus aureus. The Royalty Agreement also provides Celera access to Abbott’s m2000 instrument and associated reagents, consumables and software.

The Royalty Agreement provides that each party pay a royalty to the other for its sales of: (1) m2000 instruments, reagents, related consumables and service; (2) any newly developed products for use on the m2000 instrument; (3) any products for the same indication as those covered by the Distribution Agreement and the Abbott-manufactured m2000 products described above, in each case if used on an instrument platform other than the instrument platform in use on the effective date; and (4) products that use patent rights or technology owned by it and derived from the joint funding by the parties under the Restated Strategic Alliance Agreement.

The Royalty Agreement also provides that Abbott return the Company’s working capital investment in the alliance, which generally consists of Celera’s share of the working capital and the value of instruments placed with customers under reagent rental programs, net of depreciation. The repayment is to be made according to a specified schedule during the fifth through the seventh years after the effective date of the Royalty Agreement. In the event the Royalty Agreement is terminated by either party prior to the seventh year after the effective date, the full amount of such investment is then due and owing to Celera. As a result of the repayment terms, and in accordance with APB Opinion No. 21, Interest on Receivables and Payables, Celera expects to record a non-cash charge of approximately $6.0 million as of the effective date to reduce the working capital investment to its present value. In accordance with APB Opinion No. 21, this discount will be amortized as non-cash interest income over the scheduled repayment period.

The Royalty Agreement expires on the ninth year anniversary of the effective date. The Royalty Agreement may be earlier terminated by either party upon a material breach by the other party that is not cured following 60 days’ written notice and upon specified insolvency events.

In the event that the Distribution Agreement is terminated by either party electing not to move forward with a two-year renewal period, and Abbott Molecular has met the annual sales minimums, the Royalty Agreement provides that the Company pay Abbott a royalty on sales by the Company of the products that Abbott Molecular had distributed under the Distribution Agreement.

The foregoing summaries of the Distribution Agreement and Royalty Agreement are qualified in their entirety by reference to the Distribution Agreement and Royalty Agreement, which will be filed by Celera in a future SEC filing. Celera intends to submit a Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Distribution Agreement and Royalty Agreement.

Item 1.02	Termination of a Material Definitive Agreement

As described above, the Company and Abbott Laboratories replaced the Restated Strategic Alliance Agreement effective October 1, 2008 to restructure their relationship under the Distribution Agreement and Royalty Agreement. The parties originally entered into the alliance in June 2002. The then-applicable alliance agreement required that the Company work exclusively with Abbott Laboratories or its affiliates to develop and commercialize molecular diagnostic products. The alliance agreement permitted the Company to form research collaborations with other companies relating to these products as well as collaborations and relationships with other companies to support other research activities.

Under the alliance agreement, together with Abbott Molecular, the Company conducted separate but coordinated research and development activities that were within the scope of the alliance. The coordinated activities included the sharing of scientific results and collaboration regarding the technology and instrumentation that the alliance products used. The alliance agreement was primarily a profit-sharing arrangement, under which the parties shared equally in the costs of their separate research and development activities under the alliance, and then shared equally in any profits or losses resulting from the marketing and sales of alliance products whether developed by the Company or Abbott Molecular.

The alliance was renegotiated in 2006 to narrow the scope of the parties’ exclusive relationship. At the same time, the Company and Abbott Laboratories also moved third party-manufactured products sold through the alliance outside the profit-sharing arrangement. Abbott Laboratories paid the Company a low-single digit royalty on these third party-manufactured alliance products. Finally, under the restated agreement, both companies were permitted to work independently to develop and commercialize products that were not within designated exclusive areas.

Generally, Abbott Molecular was the worldwide distributor of products developed and manufactured by the parties that were covered by the Restated Strategic Alliance Agreement. The Company manufactured five product categories that were sold through the alliance, including: the ViroSeq™ HIV-1 Genotyping System; products used for the detection of mutations in the CFTR gene; hepatitis C virus ASRs; ASRs for the detection of mutations in the FMR-1 gene; and ASRs for the detection of mutations in genes known to be involved in deep vein thrombosis. The Restated Strategic Alliance Agreement was scheduled to expire by its terms in June 2017, or at the end of 2010 if certain sales and profitability targets were not met for 2009.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: December 30, 2008	By:	/s/ Scott Milsten
Scott Milsten
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release